Exhibit 4.17

Termination Agreement Regarding Termination of Relevant Finance Control Arrangement

and the Acquisition Agreement Regarding Acquisition of Relevant Equities

By and among

Xinjiang NQ Mobile Venture Capital Investment Co., Ltd.

And

Mr. Vincent Wenyong Shi

And

FL Mobile Jiutian Technology Co., Ltd.

Date: March 24, 2016

1

Termination Agreement and Acquisition Agreement

This Termination Agreement and Acquisition Agreement (“Agreement”) is made and entered into in Beijing China on March 24, 2016 by and among:

Xinjiang NQ Mobile Venture Capital Investment Co., Ltd. (“Party A”) with its address at Suite 1238-1, Tower B, First Incubator Building, ZPARK, Dongbeiwang, Haidian District, Beijing and legally represented by Xu Zemin;

And

Mr. Vincent Wenyong Shi (“Party B”) with the ID number of 352124197711280513;

And

Beijing FL Mobile Jiutian Technology Co., Ltd. (“Party C”) with its address at Southwest Section of F/4, Hangxing Tower 2, Courtyard 11, East Hepingli Street, Dongcheng District, Beijing.

(Party A, Party B and Party C are collectively referred to as “Parties”).

Whereas:

(1)	Party A is a limited liability company duly incorporated and lawfully existing under the law of the People’s Republic of China and controlled by NQ Mobile Inc.;

(2)	Party C is a limited liability company duly incorporated and lawfully existing under the law of the People’s Republic of China, the 22% shares of which is held by Party B;

(3)	Party A, Party B and Party C have signed the document listed in Appendix C (collectively “Finance Control Agreement or FCA”);

(4)	On August 15, 2015, such sellers as Beijing Jinxinrongda Investment Management Co., Ltd and NQ Mobile Inc. signed a Framework Agreement regarding the acquisition of FL Mobile Jiutian Technology Co., Ltd. and the assets controlled by it, based on which, the parties agree that, Party B, as the manager of the assets to be acquired, purchases 22% equity of Party C at certain price in the form of termination of the Finance Control Agreement as to meet the relevant approval requirements for assets acquisition by share issuance by the listed company for purpose of listing of A shares of Party C in China (hereinafter “A Share Listing”); and

(5)	In order to achieve the said purpose, the parties intend to terminate the finance control agreement.

Therefore, the two parties, after friendly negotiation, agree as follows regarding the termination of the Finance Control Agreement:

Article 1 Termination of FCA Rights and Obligations

1.1	FCA Termination

The parties agree with the FCA termination and the effect of FCA shall cease on the day when the Agreement is executed, in which event, all the rights and obligations under FCA shall be simultaneously terminated.

Notwithstanding the foregoing provisions, the FCA provisions (if any) on confidentiality, applicable laws and dispute settlement shall remain effective.

1.2	Confirmation of Important Matters

The parties confirm the following matters:

(1)	FCA is signed for the sole purpose of finance control and consolidated financial statements by NQ Mobile Inc. and no provision of the Agreement for Exclusive Counseling and Service (under FCA) on service provisions and fees has been performed. Party A agrees that Party C is not required to pay any service fees to it;

(2)	Party B cancels the Power of Attorney (POA) issued to Party A by exercising all its rights as a shareholder holing 22% equity of Party C and Party shall return the POA; Party A will no longer have any interest in the 22% equity of Party C held by Party C as of the execution of the Agreement;

(3)	If any party to FCA breaches any of its provisions before the Agreement takes effect, for which such party is supposed to liable for breach, then, the other parties to FCA agree to exempt the liability for breach of such party, that is, to waive heir rights to pursue the liability for breach of such party;

(4)	The mobile game business and mobile online marketing business of NQ Mobile Inc. will be completely retained by Party C and the affiliates of Party C. After the completion of the transaction hereunder, the personnel, technology and intellectual property of NQ Mobile Inc. (including its affiliates) which are related to the mobile game business and mobile online marketing business will enter Party C and the affiliates of Party C.

1.3	Release of Pledge

Party A shall, within [15] business days as of the execution of the Agreement, render cooperation to Party B and Party C in going through the formality at the administration for industry and commerce to release any pledge on 22% equity of Party C held by Party B.

Article 2 Consideration and Payment

2.1	Consideration

Given that, at the time when FCA is terminated, Party B will forthwith own all the rights and interest corresponding to the 22% equity held by it and Party A no long has any interest in such equity, it means that, Party B purchases all the rights and interest corresponding to the 22% equity of Party C by means of FCA termination. So, the parties agree that, based on the overall appraised value of the 100% equity of Party C which is RMB 4,000,000,000, the consideration payable by Party B to Party A in relation to FCA termination and acquisition of relevant rights and interest shall be RMB 880,000,000.

2.2	Consideration Payment

Party B shall pay consideration to Party A based on the following steps:

(1)	Party B shall the first tranche of the consideration of RMB 440,000,000 to Party A within [60] days as of the execution of the Agreement; and

(2)	Party B shall pay the balance of the consideration of RMB 440,000,000 to Party A within [10] business days after the A Share listing is approved by China Securities Regulatory Commission (“CSRC”).

2.3	Assumption of Taxes

The various taxes payable due to FCA termination shall be respectively borne by the parties as per the relevant laws and regulations.

Article 3 Transaction Reversion

3.1	Conditions for Transaction Reversion

The parties agree as follows:

(1)	If the A Share Listing is cancelled or fails to be approve by the regulatory authority, both Party A and Party B may require cancellation of the transaction;

(2)	Party B and Party C shall try to complete A Share Listing within 2 years after the Agreement takes effect, otherwise, Party A has the right to require Party B to revert the transaction hereunder upon the expiration of the said term;

(3)	The parties agree that, if the A Share Listing is approved by the regulatory authority, no party may require the reversion of the transaction hereunder.

3.2	Implementation of Transaction Reversion

(1)	The parties shall, within 15 business days after the notice on transaction reversion sent by Party A or Party B based on article 3.1 hereof, re-sign the complete set of finance control agreements consistent with the provision of Appendix I hereto, and Party A shall pay back the foregoing termination consideration to Party B in the said period;

(2)	If the transaction reversion is implemented, Party B shall, within the said period, return to Party A all the bonus or other distributions (if any) acquired by Party B due to the 22% equity of Party C held by it during the valid term hereof.

Article 4 Representations and Warranties

4.1	Representations and Warranties Made by the Parties to One Another

Each Party hereby represents and warrants to the other parties as follows:

(1)	The Agreement, upon its execution, shall constitute the lawful, valid and binding obligation which may be enforced against such party as per its terms and conditions;

(2)	Its execution and performance of the Agreement will not conflict, restrict or violate any law, regulation or agreement that binds or affects it;

(3)	There are no ongoing or (to its best knowledge) threatened litigations, arbitrations, or legal, administration, governmental or other procedures or investigations related to the target hereunder which may affect its ability to execute or perform the Agreement;

(4)	Party B undertakes to assist Party C in the relevant work, including without limitation handling of all relevant documents on change related to governmental examination, registration or filing and adoption of relevant resolutions, so as to ensure the smooth carrying out the matters hereunder.

Article 5 Confidentiality

5.1	Confidentiality

The parties acknowledge and confirm that the content of the Agreement and the oral or written data exchanged among them in connection with the Agreement are confidential and shall be kept confidential and may not be disclosed to any third party without the written consent of the other two parties, except for:

(1)	The data that have fallen or will fall into the public domain (other than the unauthorized disclosure of the same by the party to whom such data are made available) ; and

(2)	The data whose disclosure is required by the law or other relevant provisions.

The disclosure of any of the data by any personnel of or any entity engaged by a party hereto shall be deemed to be the disclosure of such party, in which event, such party shall be liable for breach as per the Agreement. This article shall survive the termination of the Agreement for any reason whatsoever.

Article 6 Liability for Breach

6.1	Liability for Breach

Any party who breaches any provision hereof, which renders partial or full performance of the Agreement impossible, shall bear the liability for breach and compensate other parties for any loss (including the resulting fees for litigation and attorney) suffered by such other parties as a result thereof; in case of breach by more than parties, the parties shall bear the corresponding liability for breach based on the actual situation.

Article 7 Applicable Laws and Dispute Settlement

7.1	Applicable Laws

The formation, effect, interpretation and execution of and any dispute in connection with the Agreement shall be governed by the Chinese laws.

7.2	Dispute Settlement

Any dispute arising from or in connection with the execution or performance of the Agreement shall be settled by the two parties through friendly negotiation. If the dispute cannot be settled within thirty (30) days after a party hereto sends a notice to the other party/parties requiring the negotiation thereon, then, any party may refer it to China International Economic and Trade Arbitration Commission for arbitration as per its rules then in force. The arbitral award shall be final and binding upon all the parties.

Article 8 Effect and Other Matters

8.1	Effect

The Agreement shall take effect as of its execution on the day first set out above.

8.2	Non-assignable

No party may transfer any of the rights and obligations hereunder to any third party.

8.3	Text and Execution

The Agreement shall be executed in three originals with each party holding one of them, which shall have the same legal force and effect.

(No Text Below)

(No Text Below and for Signature of the Termination Agreement Regarding Termination of Relevant Finance Control Arrangement and the Acquisition Agreement Regarding Acquisition of Relevant Equities among Xinjiang NQ Mobile Venture Capital Investment Co., Ltd., Mr. Vincent Wenyong Shi and FL Mobile Jiutian Technology Co., Ltd.)

Party A (seal): Xinjiang NQ Mobile Venture Capital Investment Co., Ltd.

Legal/Authorized Representative (Signature):

By:	/s/ Xu Zemin

	Name:	Xu Zemin

Party B:

Mr. Vincent Wenyong Shi (Signature):

By:	/s/ Vincent Wenyong Shi

	Name:	Vincent Wenyong Shi

Party C (seal): Beijing FL Mobile Jiutian Technology Co., Ltd.

Legal/Authorized Representative (Signature):

By:	/s/ Vincent Wenyong Shi

	Name:	Vincent Wenyong Shi

Appendix I

List of Finance Control Agreements to Be Terminated

S/N	Name of Agreements	Parties thereto

1.	Power of Attorney	Shi Wenyong

2.	Exclusive Option Agreement	NQ Mobile (Beijing) Co., Ltd.; Shi Wenyong; FL Mobile Jiutian Technology Co., Ltd.

3.	Equity Interest Pledge Agreement	NQ Mobile (Beijing) Co., Ltd.; Shi Wenyong; FL Mobile Jiutian Technology Co., Ltd.

4.

Power of Attorney

I, Shi Wenyong, a Chinese citizen with Chinese Identification Card No. 352124197711280513, and a holder of 22% of the registered capital in FL Mobile Jiutian Technology Co., Ltd. (the “Company”) (“My Shareholding”), hereby irrevocably authorize NQ Mobile (Beijing) Co., Ltd. (“WFOE”) to exercise the following rights relating to My Shareholding during the term of this Power of Attorney:

WFOE is hereby authorized to act on behalf of myself as my exclusive agent and attorney with respect to all matters concerning My Shareholding, including without limitation to: 1) attend shareholders’ meetings of the Company; 2) exercise all the shareholder’s rights and shareholder’s voting rights I am entitled to under the laws of China and Articles of Association of the Company, including but not limited to the sale or transfer or pledge or disposition of My Shareholding in part or in whole; and 3) designate and appoint on behalf of myself the legal representative (chairperson), the director, the executive director, the supervisor, the chief executive officer and other senior management members of the Company.

Without limiting the generality of the powers granted hereunder, WFOE shall have the power and authority under this Power of Attorney to execute the Transfer Contracts stipulated in Exclusive Option Agreement, to which I am required to be a party, on behalf of myself, and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement, both dated the date hereof, to which I am a party.

All the actions associated with My Shareholding conducted by WFOE shall be deemed as my own actions, and all the documents related to My Shareholding executed by WFOE shall be deemed to be executed by me. I hereby acknowledge and ratify those actions and/or documents by WFOE.

WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent.

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as I am a shareholder of the Company.

During the term of this Power of Attorney, I hereby waive all the rights associated with My Shareholding, which have been authorized to WFOE through this Power of Attorney, and shall not exercise such rights by myself.

This Power of Attorney is written in Chinese and English; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

By:	/s/ Vincent Wenyong Shi

	Name:	Vincent Wenyong Shi

, 20

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”) is executed by and among the following Parties as of the 25 day of January, 2016 in Beijing, the People’s Republic of China (“China” or the “PRC”):

NQ Mobile (Beijing) Co., Ltd. (“Party A”), a company duly incorporated and existing under the laws of People’s Republic of China (“PRC”), having its business address at Room 1238-1, Tower B, No. 1 Building, Software Park Business Incubators, Zhongguancun, Dongbeiwang Road, Haidian District, Beijing

Shi Wenyong (“Party B”), an individual, Chinese ID No. 352124197612060013.

FL Mobile Jiutian Technology Co., Ltd. (“Party C”), a company duly incorporated and existing under the laws of PRC, having its business address at fourth floor, Hangxing No. 2 Building, No 11 Hepingli East Street Road, Dongcheng District, Beijing

In this Agreement, each of Party A, Party B and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas: Party B holds 22% of the equity interest in Party C.

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.	Sale and Purchase of Equity Interest

1.1	Option Granted

In consideration of the payment of [RMB 10] by Party A, the receipt and adequacy of which is hereby acknowledged by Party B, Party B hereby irrevocably agrees that, on the condition that it is permitted by the PRC laws, Party A has the right to require Party B to fulfill and complete all approval and registration procedures required under PRC laws for Party A to purchase, or designate one or more persons (each, a “Designee”) to purchase, Party B’s equity interests in Party C, once or at multiple times at any time in part or in whole at Party A’s sole and absolute discretion and at the price described in Section 1.3 herein (such right being the “Equity Interest Purchase Option”). Party A’s Equity Interest Purchase Option shall be exclusive. Except for Party A and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of Party B. Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

1.2	Steps for Exercise of Equity Interest Purchase Option

Subject to the provisions of the laws and regulations of China, Party A may exercise the Equity Interest Purchase Option by issuing a written notice to Party B (the “Equity Interest Purchase Option Notice”), specifying: (a) Party A’s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased from Party B (the “Optioned Interests”); and (c) the date for purchasing the Optioned Interests and/or the date for transfer of the Optioned Interests (the “Date of Transfer”).

1.3	Equity Interest Purchase Price

The purchase price of the Optioned Interests (the “Base Price”) shall be [RMB 10] in total. If appraisal is required by the laws of China at the time when Party A exercises the Equity Interest Purchase Option, the Parties shall negotiate in good faith and based on the appraisal result make necessary adjustment to the Equity Interest Purchase Price so that it complies with any and all then applicable laws of China (collectively, the “Equity Interest Purchase Price”).

1.4	Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option:

1.4.1	Party B shall cause Party C to promptly convene a shareholders’ meeting, at which a resolution shall be adopted approving Party B’s transfer of the Optioned Interests to Party A and/or the Designee(s);

1.4.2	Party B shall obtain written statements from the other shareholders of Party C giving consent to the transfer of the equity interest to Party A and/or the Designee(s) and waiving any right of first refusal related thereto.

1.4.3	Party B shall execute a share transfer contract with respect to each transfer with Party A and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Equity Interest Purchase Option Notice regarding the Optioned Interests;

1.4.4	The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Optioned Interests to Party A and/or the Designee(s), unencumbered by any security interests, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Optioned Interests. For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement and Party B’s Equity Pledge Agreement. “Party B’s Equity Pledge Agreement” as used in this Section and this Agreement shall refer to the Equity Pledge Agreement (“Equity Pledge Agreement”) executed by and among Party A, Party B and Party C as of the date hereof, whereby Party B pledges all of its equity interests in Party C to Party A, in order to guarantee Party C’s performance of its obligations hereunder.

1.5	Disposition of Dividends

Party B agrees that during the term of this Agreement, all the benefits and interests, including but not limited to dividends, received by Party B as the shareholder of Party C, shall belong to Party A and shall be delivered to Party A immediately after Party B’s receiving.

2.	Covenants

2.1	Covenants regarding Party C

Party B (as the shareholders of Party C) and Party C hereby covenant as follows:

2.1.1	Without the prior written consent of Party A, they shall not in any manner supplement, change or amend the articles of association and bylaws of Party C, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2	They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

2.1.3	Without the prior written consent of Party A, they shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Party C or legal or beneficial interest in the business or revenues of Party C, or allow the encumbrance thereon of any security interest;

2.1.4	Without the prior written consent of Party A, they shall not incur, inherit, guarantee or suffer the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained;

2.1.5	They shall always operate all of Party C’s businesses during the ordinary course of business to maintain the asset value of Party C and refrain from any action/omission that may affect Party C’s operating status and asset value;

2.1.6	Without the prior written consent of Party A, they shall not cause Party C to execute any major contract, except the contracts in the ordinary course of business (for purpose of this subsection, a contract with a price exceeding RMB[500,000] shall be deemed a major contract);

2.1.7	Without the prior written consent of Party A, they shall not cause Party C to provide any person with any loan or credit;

2.1.8	They shall provide Party A with information on Party C’s business operations and financial condition at Party A’s request;

2.1.9	If requested by Party A, they shall procure and maintain insurance in respect of Party C’s assets and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10	Without the prior written consent of Party A, they shall not cause or permit Party C to merge, consolidate with, acquire or invest in any person;

2.1.11	They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business or revenue;

2.1.12	To maintain the ownership by Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.1.13	Without the prior written consent of Party A, they shall ensure that Party C shall not in any manner distribute dividends to its shareholders, provided that upon Party A’s written request, Party C shall immediately distribute all distributable profits to its shareholders; and

2.1.14	At the request of Party A, they shall appoint any persons designated by Party A as directors of Party C.

2.2	Covenants of Party B

Party B hereby covenants as follows:

2.2.1	Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon of any security interest, except for the pledge placed on these equity interests in accordance with Party B’s Equity Pledge Agreement;

2.2.2	Party B shall cause the shareholders’ meeting and/or the board of directors of Party C not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon of any security interest, without the prior written consent of Party A, except for the pledge placed on these equity interests in accordance with Party B’s Equity Pledge Agreement;

2.2.3	Party B shall cause the shareholders’ meeting or the board of directors of Party C not to approve the merger or consolidation with any person, or the acquisition of or investment in any person, without the prior written consent of Party A;

2.2.4	Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interests in Party C held by Party B;

2.2.5	Party B shall cause the shareholders’ meeting or the board of directors of Party C to vote their approval of the transfer of the Optioned Interests as set forth in this Agreement and to take any and all other actions that may be requested by Party A;

2.2.6	To the extent necessary to maintain Party B’s ownership in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.2.7	Party B shall appoint any designee of Party A as director and/or executive director of Party C, at the request of Party A;

2.2.8	At the request of Party A at any time, Party B shall promptly and unconditionally transfer its equity interests in Party C to Party A’s Designee(s) in accordance with the Equity Interest Purchase Option under this Agreement, and Party B hereby waives its right of first refusal to the respective share transfer by the other existing shareholder of Party C (if any); and

2.2.9	Party B shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among Party B, Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof.

3.	Representations and Warranties

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each Date of Transfer, that:

3.1	They have the authority to execute and deliver this Agreement and any share transfer contracts to which they are parties concerning the Optioned Interests to be transferred thereunder (each, a “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contracts. Party B and Party C agree to enter into Transfer Contracts consistent with the terms of this Agreement upon Party A’s exercise of the Equity Interest Purchase Option. This Agreement and the Transfer Contracts to which they are parties constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2	The execution and delivery of this Agreement or any Transfer Contracts and the obligations under this Agreement or any Transfer Contracts shall not: (i) cause any violation of any applicable laws of China; (ii) be inconsistent with the articles of association, bylaws or other organizational documents of Party C; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.3	Party B has a good and merchantable title to the equity interests in Party C he holds. Except for Party B’s Equity Pledge Agreement, Party B has not placed any security interest on such equity interests;

3.4	Party C has a good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets;

3.5	Party C does not have any outstanding debts, except for (i) debt incurred in the ordinary course of business; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained.

3.6	Party C has complied with all laws and regulations of China applicable to equity or asset acquisitions; and

3.7	There are no pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests in Party C, assets of Party C or Party C.

4.	Effective Date

This Agreement shall become effective upon the date hereof, and remain effective for a term of 10 years, and may be renewed at Party A’s election.

5.	Governing Law and Resolution of Disputes

5.1	Governing law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of China. Matters not covered by formally published and publicly available laws of China shall be governed by international legal principles and practices.

5.2	Methods of Resolution of Disputes

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

6.	Taxes and Fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

7.	Notices

7.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

7.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

For the purpose of notices, the addresses of the Parties are as follows:

Party A: NQ Mobile (Beijing) Co., Ltd

Address: Room 1238-1, Tower B, No.1 Building, Software Park Business Incubators, Zhongguancun, Dongbeiwang Road, Haidian District, Beijing

Party B: Shi Wengyong

Address: Building 4, No.11 Hepingli East Street, Dongcheng District, Beijing

Party C: FL Mobile Jiutian Technology Co., Ltd

Address: Fourth Floor, Hangxin No.2 Building, No.11 Hepingli East Street, Dongcheng District, Beijing

Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

8.	Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

9.	Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.	Miscellaneous

10.1	Amendment, change and supplement

Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by all of the Parties.

10.2	Entire agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supercede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

10.3	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

10.4	Language

This Agreement is written in both Chinese and English language in three copies, each Party having one copy with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

10.5	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.6	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

10.7	Survival

Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

The provisions of Sections 5, 7, 8 and this Section 10.8 shall survive the termination of this Agreement.

10.8	Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party A: NQ Mobile (Beijing) Co., Ltd.

By:
Name:
Title:	Legal Representative

Party B: Shi Wenyong

By:

Party C: FL Mobile Jiutian Technology Co., Ltd.

By:
Name:
Title:	Legal Representative

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) has been executed by and among the following parties on January 25, 2016 in Beijing, the People’s Republic of China (“China” or the “PRC”):

(1) NQ Mobile (Beijing) Co., Ltd. (“Party A” or “Pledgee”), a company duly incorporated and existing under the laws of People’s Republic of China (“PRC”), having its business address at Room 1238-1, Tower B, No. 1 Building, Software Park Business Incubators, Zhongguancun, Dongbeiwang Road, Haidian District, Beijing

(2) Shi Wenyong (“Party B” or “Pledgor”), an individual, Chinese ID No. 352124197612060013.

(3) FL Mobile Jiutian Technology Co., Ltd. (“Party C”), a company duly incorporated and existing under the laws of PRC, having its business address at fourth floor, Hangxing No. 2 Building, No 11 Hepingli East Street Road, Dongcheng District, Beijing

In this Agreement, each of Pledgee, Pledgor and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas:

1.	Pledgor is a citizen of China, and holds 22%of the equity interest in Party C. Party C is a limited liability company registered in Beijing, China, engaging in technology development; technical consulting; technical services; design of enterprise image; organization of culture and art exchanges; information consultation (excluding intermediary services); consulting and survey; design, production, agent, release of advertisements; conference service; technology import and export; import and export of goods; sales of electronic products, computer software and ancillary equipment; information service business under the second type of value-added telecommunication business (only including mobile value-added telecom business); internet information services. Party C acknowledges the respective rights and obligations of Pledgor and Pledgee under this Agreement, and intends to provide any necessary assistance in registering the Pledge;

2.	Pledgee is a wholly foreign-owned enterprise registered in China. Pledgee and Party C have executed an Exclusive Option Agreement in Beijing;

3.	To ensure that Party B fully performs its obligations under the Exclusive Option Agreement, Pledgor hereby pledges to the Pledgee all of the equity interest he holds in Party C as security.

The Parties have mutually agreed to execute this Agreement upon the following terms.

1.	Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1	Pledge: shall refer to the security interest granted by Pledgor to Pledgee pursuant to Article 2 of this Agreement, i.e., the right of Pledgee to be compensated on a preferential basis with the conversion, auction or sales price of the Equity Interest.

1.2	Equity Interest: shall refer to all of the equity interest lawfully now held and hereafter acquired by Pledgor in Party C.

1.3	Term of Pledge: shall refer to the term set forth in Section 3.2 of this Agreement.

1.4	Option Agreement: shall refer to the Exclusive Option Agreement executed by and between the Parties on January 25, 2016.

1.5	Event of Default: shall refer to any of the circumstances set forth in Article 7 of this Agreement.

1.6	Notice of Default: shall refer to the notice issued by Pledgee in accordance with this Agreement declaring an Event of Default.

2.	The Pledge

To ensure that Party B fully performs its obligations under the Exclusive Option Agreement, Pledgor hereby pledges to Pledgee a first security interest in all of Pledgor’s right, title and interest, whether now owned or hereafter acquired by Pledgor, in the Equity Interest of Party C.

3.	Term of Pledge

3.1	The Pledge shall become effective on such date when the pledge of the Equity Interest contemplated herein has been registered’ with relevant administration for industry and commerce (the “AIC”). The Pledge shall be continuously valid until the expiring date or early termination date under the Option Agreement. Pledgor and Party C shall (1) register the Pledge in the shareholders’ register of Party C within 3 business days following the execution of this Agreement, and (2) submit an application to the AIC for the registration of the Pledge of the Equity Interest contemplated herein within 30 business days following the execution of this Agreement. The parties covenant that for the purpose of registration of the Pledge, the parties hereto and all other shareholders of Party C shall submit to the AIC this Agreement or an equity interest pledge contract in the form required by the AIC at the location of Party C which shall truly reflect the information of the Pledge hereunder (the “AIC Pledge Contract”). For matters not specified in the AIC Pledge Contract, the parties shall be bound by the provisions of this Agreement. Pledgor and Party C shall submit all necessary documents and complete all necessary procedures, as required by the PRC laws and regulations and the relevant AIC, to ensure that the Pledge of the Equity Interest shall be registered with the AIC as soon as possible after filing.

3.2	During the Term of Pledge, in the event Party C breaches the Option Agreement, Pledgee shall have the right, but not the obligation, to dispose of the Pledge in accordance with the provisions of this Agreement.

4.	Custody of Records for Equity Interest subject to Pledge

4.1	During the Term of Pledge set forth in this Agreement, Pledgor shall deliver to Pledgee’s custody the capital contribution certificate for the Equity Interest and the shareholders’ register containing the Pledge within one week from the execution of this Agreement. Pledgee shall have custody of such items during the entire Term of Pledge set forth in this Agreement.

4.2	Pledgee shall have the right to collect dividends generated by the Equity Interest during the Term of Pledge.

5.	Representations and Warranties of Pledgor

5.1	Pledgor is the sole legal and beneficial owner of the Equity Interest.

5.2	Pledgee shall have the right to dispose of and transfer the Equity Interest in accordance with the provisions set forth in this Agreement.

5.3	Except for the Pledge, Pledgor has not placed any security interest or other encumbrance on the Equity Interest.

6.	Covenants and Further Agreements of Pledgor

6.1	Pledgor hereby covenants to the Pledgee, that during the term of this Agreement, Pledgor shall:

6.1.1	not transfer the Equity Interest, place or permit the existence of any security interest or other encumbrance on the Equity Interest, without the prior written consent of Pledgee, except for the performance of the Exclusive Option Agreement executed by Pledgor, the Pledgee and Party C on the execution date of this Agreement;

6.1.2	comply with the provisions of all laws and regulations applicable to the pledge of rights, and within 5 days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon Pledgee’s reasonable request or upon consent of Pledgee;

6.1.3	promptly notify Pledgee of any event or notice received by Pledgor that may have an impact on Pledgee’s rights to the Equity Interest or any portion thereof, as well as any event or notice received by Pledgor that may have an impact on any guarantees and other obligations of Pledgor arising out of this Agreement.

6.2	Pledgor agrees that the rights acquired by Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by Pledgor or any heirs or representatives of Pledgor or any other persons through any legal proceedings.

6.3	To protect or perfect the security interest granted by this Agreement for the performance of the Option Agreement, Pledgor hereby undertakes to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by Pledgee. Pledgor also undertakes to perform and to cause other parties who have an interest in the Pledge to perform actions required by Pledgee, to facilitate the exercise by Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of Equity Interest with Pledgee or designee(s) of Pledgee (natural persons/legal persons). Pledgor undertakes to provide Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by Pledgee.

6.4	Pledgor hereby undertakes to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of its guarantees, promises, agreements, representations and conditions, Pledgor shall indemnify Pledgee for all losses resulting therefrom.

7.	Event of Breach

7.1	The following circumstances shall be deemed Event of Default:

7.1.1	Party B fails to fully and timely fulfill any liabilities under the Option Agreement;

7.1.2	Pledgor or Party C has committed a material breach of any provisions of this Agreement;

7.1.3	Except as expressly stipulated in Section 6.1.1, Pledgor transfers or purports to transfer or abandons the Equity Interest pledged or assigns the Equity Interest pledged without the written consent of Pledgee; and

7.1.4	The successor or custodian of Party C is capable of only partially perform or refuses to perform the payment obligations under the Option Agreement.

7.2	Upon notice or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, Pledgor shall immediately notify Pledgee in writing accordingly.

7.3	Unless an Event of Default set forth in this Section 7.1 has been successfully resolved to Pledgee’s satisfaction within twenty (20) days after the Pledgee delivers a notice to the Pledgor requesting ratification of such Event of Default, Pledgee may issue a Notice of Default to Pledgor in writing at any time thereafter, demanding the Pledgor to immediately dispose of the Pledge in accordance with the provisions of Article 8 of this Agreement.

8.	Exercise of Pledge

8.1	Pledgor shall not assign the Pledge or the Equity Interest in Party C without the Pledgee’s written consent.

8.2	Pledgee may issue a Notice of Default to Pledgor when exercising the Pledge.

8.3	Subject to the provisions of Section 7.3, Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default in accordance with Section 7.2. Once Pledgee elects to enforce the Pledge, Pledgor shall cease to be entitled to any rights or interests associated with the Equity Interest.

8.4	In the event of default, Pledgee is entitled to dispose of the Equity Interest pledged in accordance with applicable PRC laws. Only to the extent permitted under applicable PRC laws, Pledgee has no obligation to account to Pledgor for proceeds of disposition of the Equity Interest, and Pledgor hereby waives any rights it may have to demand any such accounting from Pledgee; Likewise, in such circumstance Pledgor shall have no obligation to Pledgee for any deficiency remaining after such disposition of the Equity Interest pledged.

8.5	When Pledgee disposes of the Pledge in accordance with this Agreement, Pledgor and Party C shall provide necessary assistance to enable Pledgee to enforce the Pledge in accordance with this Agreement.

9.	Assignment

9.1	Without Pledgee’s prior written consent, Pledgor shall not have the right to assign or delegate its rights and obligations under this Agreement.

9.2	This Agreement shall be binding on Pledgor and its successors and permitted assigns, and shall be valid with respect to Pledgee and each of its successors and assigns.

9.3	At any time, Pledgee may assign any and all of its rights and obligations under the Option Agreement to its designee(s) (natural/legal persons), in which case the assigns shall have the rights and obligations of Pledgee under this Agreement, as if it were the original party to this Agreement. When the Pledgee assigns the rights and obligations under the Option Agreement, upon Pledgee’s request, Pledgor shall execute relevant agreements or other documents relating to such assignment.

9.4	In the event of a change in Pledgee due to an assignment, Pledgor shall, at the request of Pledgee, execute a new pledge agreement with the new pledgee on the same terms and conditions as this Agreement, and register the same with the relevant AIC.

9.5	Pledgor shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Exclusive Option Agreement and the Power of Attorney granted to Pledgee, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. Any remaining rights of Pledgor with respect to the Equity Interest pledged hereunder shall not be exercised by Pledgor except in accordance with the written instructions of Pledgee.

10.	Termination

Upon termination of Party B’s obligations under the Option Agreement, this Agreement shall be terminated, and Pledgee shall then cancel or terminate this Agreement as soon as reasonably practicable.

11.	Handling Fees and Other Expenses

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by Party C.

12.	Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

13.	Governing Law and Resolution of Disputes

13.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

13.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

13.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

14.	Notices

14.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

14.2	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

14.3	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

14.4	For the purpose of notices, the addresses of the Parties are as follows:

Party A: NQ Mobile (Beijing) Co., Ltd

Address: Room 1238-1, Tower B, No.1 Building, Software Park Business Incubators, Zhongguancun, Dongbeiwang Road, Haidian District, Beijing

Party B: Shi Wengyong

Address: Building 4, No.11 Hepingli East Street, Dongcheng District, Beijing

Party C: FL Mobile Jiutian Technology Co., Ltd

Address: Fourth Floor, Hangxin No.2 Building, No.11 Hepingli East Street, Dongcheng District, Beijing

14.5	Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

15.	Severability

In the event that one or several of the provisions of this Contract are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Contract shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

16.	Effectiveness

16.1	Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon completion of the governmental filing procedures (if applicable) after the affixation of the signatures or seals of the Parties.

16.2	This Agreement is written in Chinese and English in three copies. Pledgor, Pledgee and Party C shall hold one copy respectively. Each copy of this Agreement shall have equal validity. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

The Remainder of this page is intentionally left blank

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party A: NQ Mobile (Beijing) Co., Ltd.

By:
Name:
Title:	Legal Representative

Party B: Shi Wenyong

By:

Party C: FL Mobile Jiutian Technology Co., Ltd.

By:
Name:
Title:	Legal Representative